Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements, as amended, pertaining to the Senior Notes on Form S-3(No. 333-88352) of White Mountains Insurance Group, Ltd. and Fund American Companies, Inc.; and the Folksamerica Holding Company 401(K) Savings and Investment Plan on Form S-8(No. 333-82563), the Executive Bonus Plan of White Mountains on Form S-8(No. 333-89381), the Voluntary Deferred Compensation Plan of White Mountains on Form S-8(No. 333-89387), the White Mountains Long-Term Incentive Plan on Form S-8(No. 333- 83206), the OneBeacon Insurance Savings Plan on Form S-8(No. 333-68438) and the OneBeacon Insurance Supplemental Plan on Form S-8(No. 333-68460) of White Mountains Insurance Group, Ltd. of our report dated February 2, 2004, relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 1, 2004